Exhibit 99.1
CONTACT:
Michael L. Henry
Chief Financial Officer
(714) 414-4003
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES
THIRD QUARTER EARNINGS RESULTS; ISSUES FOURTH
QUARTER EARNINGS GUIDANCE
- Reports GAAP net loss of $(0.11) per share for Q3
- Comparable non-GAAP net loss of $(0.07) per share vs. prior year GAAP net loss of $(0.17) per share
ANAHEIM, CA/November 22, 2010 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN) (the “Company”) today announced that net sales for the third quarter of fiscal 2010 ended October 30, 2010, were $258 million versus net sales of $268 million for the third quarter of fiscal 2009 ended October 31, 2009. Total Company same-store sales decreased 3% during the period.
For the third quarter of fiscal 2010, the Company reported a net loss of $7 million, or $(0.11) per share, compared to a net loss of $11 million, or $(0.17) per share, for the third quarter of fiscal 2009. Results for the third quarter of fiscal 2010 reflect the continuing impact of a valuation allowance against the Company’s deferred tax assets. On a comparable non-GAAP basis, using a normalized 39% income tax rate, the Company’s net loss for the third quarter was $4 million, or $(0.07) per share.
“Our third quarter results were led by positive comps in our Men’s business and significant improvement in the sales trending of our Women’s business,” said Gary H. Schoenfeld, President and Chief Executive Officer. “We are eagerly anticipating Black Friday and the kickoff of the holiday season and the prospects for further strengthening of both our Men’s and Women’s businesses.”
Financial Outlook for the Fourth Quarter
The Company’s guidance range for the fourth quarter of fiscal 2010 contemplates a GAAP net loss per share of $(0.10) to $(0.29) for the fourth quarter of fiscal 2010 which reflects the continuing impact of maintaining a valuation allowance against deferred tax assets and a very low effective tax rate. On a non-GAAP basis, using a normalized income tax rate of approximately 37%, the Company’s guidance range translates to a net loss of $(0.07) to $(0.18) per share for the fourth quarter of fiscal 2010. The forecasted fourth quarter GAAP earnings range is based on the following significant assumptions:
•	Same-store sales in the range of flat to -5%;

•	Gross margin rate improvement of 100 to 400 basis points versus last year’s 22.6%;
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

•	SG&A expenses in the range of $82 million to $84 million;

•	Income tax expense is expected to be minimal for the quarter because the Company no longer records income tax benefits against its operating losses.
About Pacific Sunwear of California, Inc.
Pacific Sunwear of California, Inc. and its subsidiaries (collectively, the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of October 30, 2010, the Company operates 877 stores in 50 states and Puerto Rico. The Company’s website address is www.pacsun.com.
The Company will be hosting a conference call today at 4:30 pm Eastern time to review the results. A telephonic replay of the conference call will be available, beginning approximately two hours following the call, for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; passcode: 23412284. For those unable to listen to the live Web broadcast or utilize the call-in replay, an archived version will be available on the Company’s investor relations website through midnight, March 9, 2011.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, the statements by Mr. Schoenfeld in the third paragraph and all statements under the heading “Financial Outlook for the Fourth Quarter.” In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company’s business and results include, among others, the following factors: adverse changes in economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; higher than expected same-store sales declines; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; increased sourcing and product costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share and per share data)

	Third Quarter Ended		Three Quarters Ended
	10/30/10	10/31/09	10/30/10	10/31/09
Net sales	$257,904	$268,280	$666,548	$734,539
Gross margin	64,377	73,441	157,601	192,423
SG&A expenses	71,093	89,365	218,192	245,477

Operating loss	(6,716)	(15,924)	(60,591)	(53,054)
Other expense, net	420	17	497	180

Loss before income taxes	(7,136)	(15,941)	(61,088)	(53,234)
Income tax (benefit)/expense	(173)	(5,036)	367	(19,431)

Net loss	$(6,963)	$(10,905)	$(61,455)	$(33,803)

Net loss per share:
Basic	$(0.11)	$(0.17)	$(0.93)	$(0.52)

Diluted	$(0.11)	$(0.17)	$(0.93)	$(0.52)

Weighted average shares outstanding:
Basic	66,056,822	65,563,721	65,948,679	65,380,726

Diluted	66,056,822	65,563,721	65,948,679	65,380,726

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	10/30/10	01/31/10	10/31/09
ASSETS
Current assets:
Cash & cash equivalents	$43,975	$93,091	$15,564
Inventories	166,300	89,665	168,417
Prepaid expenses	11,712	10,801	11,662
Other current assets	4,575	5,365	4,112

Total current assets	226,562	198,922	199,755
Property and equipment, net	212,120	249,000	272,596
Other long-term assets	29,951	29,296	64,944

Total assets	$468,633	$477,218	$537,295

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,237	$38,481	$63,298
Other current liabilities	34,826	43,742	40,159

Total current liabilities	112,063	82,223	103,457
Deferred lease incentives	31,551	39,207	42,229
Deferred rent	20,230	21,396	21,872
Mortgage debt	29,223	—	—
Other long-term liabilities	27,156	27,714	27,863

Total liabilities	220,223	170,540	195,421
Total shareholders’ equity	248,410	306,678	341,874

Total liabilities and shareholders’ equity	$468,633	$477,218	$537,295

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	Three Quarters Ended
	10/30/10	10/31/09
Cash flows from operating activities:
Net loss	$(61,455)	$(33,803)
Depreciation and amortization	41,910	53,326
Asset impairment	8,209	16,538
Non-cash stock based compensation	3,082	5,030
Tax deficiencies related to exercise of stock options	—	(1,702)
Loss on disposal of property and equipment	710	555
Changes in operating assets and liabilities:
Inventories	(76,869)	(61,212)
Accounts payable and other current liabilities	30,290	9,986
Other assets and liabilities	(8,076)	17,510

Net cash (used in)/provided by operating activities	(62,199)	6,228

Cash flows from investing activities:
Capital expenditures	(15,544)	(19,540)
Proceeds from sale of property and equipment	—	28
Proceeds from sale of land	—	3,705

Net cash used in investing activities	(15,544)	(15,807)

Cash flows from financing activities:
Proceeds from mortgage borrowings	29,800	—
Payments for mortgage borrowings costs	(1,154)	—
Proceeds from exercise of stock options	298	373
Principal payments under mortgage borrowings	(80)	—
Principal payments under capital leases	(237)	(6)

Net cash provided by financing activities	28,627	367

Net decrease in cash and cash equivalents	(49,116)	(9,212)
Cash and cash equivalents, beginning of period	93,091	24,776

Cash and cash equivalents, end of period	$43,975	$15,564

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	10/30/10	10/31/09
Stores open at beginning of fiscal year	894	932
Stores opened during the period	2	2
Stores closed during the period	(19)	(30)

Stores open at end of period	877	904

	10/30/10		10/31/09
		Square Footage		Square Footage
	# of Stores	(000s)	# of Stores	(000s)
PacSun stores	752	2,895	777	2,982
PacSun Outlet stores	125	505	127	512

Total stores	877	3,400	904	3,494
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited, in thousands except share and per share data)

	Third Quarter Ended		Three Quarters Ended
	10/30/10	10/31/09	10/30/10	10/31/09
GAAP net loss	$(6,963)	$(10,905)	$(61,455)	$(33,803)
Valuation allowance	2,622	—	22,909	—

Non-GAAP net loss	$(4,341)	$(10,905)	$(38,546)	$(33,803)

GAAP net loss per share	$(0.11)	$(0.17)	$(0.93)	$(0.52)
Valuation allowance per share	0.04	—	0.35	—

Non-GAAP net loss per share	$(0.07)	$(0.17)	$(0.58)	$(0.52)

Shares used in calculation	66,056,822	65,563,721	65,948,679	65,380,726

Forward-Looking Earnings GAAP to Non-GAAP Reconciliation:

Guidance for the
fourth quarter of
fiscal 2010
GAAP net loss per share guidance	$(0.10) - $(0.29)
Income tax benefit, excluding valuation allowance[1]	$0.03 - $ 0.11

Non-GAAP net loss per share guidance	$(0.07) - $(0.18)

[1]	The Company assumed a normalized effective income tax rate of approximately 37% against pre-tax operating losses which represents the expected effective tax rate for fiscal 2010 exclusive of any impact from valuation allowances.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated November 22, 2010 contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share for the third quarter and first three quarters of fiscal 2010 and non-GAAP net loss per share guidance for the fourth quarter of fiscal 2010. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following item from all of its non-GAAP financial measures:
•	Deferred tax asset valuation allowance charges
The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000